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                                   EXHIBIT 12

                             THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)


                                        Nine Months Ended                             Year Ended
                                          September 30,                              December 31,
                                   ---------------------------        -----------------------------------------
                                       1995           1994                1994          1993           1992
                                   ---------------------------        -----------------------------------------
Net income before income
 taxes                             $    115,310   $     85,662        $   123,771   $     66,422   $     50,593
Add fixed charges:
 Interest expense                       267,857        152,662            222,200        123,853        136,107
 One-third rentals                        1,844          1,597              2,041          1,387          1,498
                                   ------------   ------------        -----------   ------------   ------------
   Total fixed charges                  269,701        154,259            224,241        125,240        137,605
                                   ------------   ------------        -----------   ------------   ------------
Net income as adjusted             $    385,011   $    239,921        $   348,012   $    191,662   $    188,198
                                   ------------   ------------        -----------   ------------   ------------
Ratio of income to fixed
 charges                                   1.43           1.56               1.55           1.53           1.37
                                   ============   ============        ===========   ============   ============

Preferred stock dividends
 on a pre-tax basis                $              $                   $             $      2,139   $      2,826
   Total combined fixed
    charges and preferred
    stock dividends                $    269,701   $    154,259        $   224,241   $    127,379   $    140,431
                                   ------------   ------------        -----------   ------------   ------------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                           1.43           1.56               1,55           1.50           1.34
                                   ============   ============        ===========   ============   ============



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